GUARANTEED MINIMUM INCOME BENEFIT RIDER
                         (5% Accumulation Benefit Base)

                           [Income Assurer Benefit(SM)]

The Guaranteed Income Benefit Base is established for the sole purpose of determining the minimum annuity income benefit. It is neither available as a withdrawal value or death benefit nor used in the calculation of the withdrawal value or death benefit.

This rider is made part of the annuity contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. This rider requires participation in our asset allocation program.

If you selected this Guaranteed Minimum Income Benefit Rider option at application, it will be indicated under Contract Data.

Asset allocation model changes you make may affect the charge for this rider and can result in a new waiting period before exercising this rider's benefits. The rider charge and waiting period are described below. Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the annuitization date.

Definitions

Guaranteed Income Benefit Base
The Guaranteed Income Benefit Base is an amount we calculate as described in this rider. It establishes a floor amount, which when higher than the contract value, can result in a higher annuitization payment level. The Guaranteed Income Benefit Base, less any applicable premium tax, is the value that will be used to determine minimum annuity payments, if the rider is exercised. Any withdrawals will reduce the Guaranteed Income Benefit Base as described below under Proportionate Adjustments for Partial Withdrawals."

The Guaranteed Income Benefit Base does not guarantee investment performance and is not a contract value, withdrawal value or death benefit.

Excluded Investment Options

These investment options are listed under Contract Data and are not used in the calculation of this rider's Variable Account Floor.

Excluded Payments

These are purchase payments and purchase payment credits (if applicable) paid in the last five years before exercise of the benefit. We will exclude these from the calculation of the Guaranteed Income Benefit Base whenever they total $50,000 or more or if they are 25% or more of total purchase payments and purchase payment credits (if applicable) paid into the contract.

Protected Investment Options

All investment options available under this contract that are not defined as Excluded Investment Options under Contract Data are known as Protected Investment Options for purposes of this rider and are used in the calculation of the Variable Account Floor.

Proportionate Adjustments for Partial Withdrawals

These are calculated for any benefit for each partial withdrawal under the contract as the product of (a) times (b) where:

(a) is the ratio of the amount of the partial withdrawal (including any withdrawal charges) to the contract value on the date of (but prior to) the partial withdrawal.

(b)  is the benefit on the date of (but prior to) the partial withdrawal.

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Waiting Period

This rider can only be exercised after the expiration of a ten year period. We will restart the waiting period if you elect to change your asset allocation model to one that causes the rider charge to increase more than 0.20% whenever the remaining waiting period just prior to the change was less than three years.

Guaranteed Minimum Income Benefit

After the expiration of the Waiting Period, the rider guarantees a minimum amount of a fixed annuity lifetime income during annuitization or the option of variable annuity payments with a guaranteed minimum initial payment or a combination of the two options.

Fixed annuity payments under this rider will occur at the guaranteed annuity purchase rates based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 2.0% interest rate stated in Table B in the contract. First year payments from the variable annuity payments option will be determined using the same factors as the fixed annuity payments option.

Subsequent payments after the first year are based on the initial payment and will increase or decrease based on the investment performance of the subaccounts selected.

Exercising the Rider

Rider exercise conditions are:

o You may only exercise this rider within 30 days after any contract anniversary following the expiration of the Waiting Period, and

o The annuitant on the retirement date must be between 50 to 86 years old, and

o You can only take an annuity payment in one of the following annuity payment plans:

     1)   Plan A -- Life Annuity-No Refund; or

     2)   Plan B -- Life Annuity with Ten Years Certain; or

     3)   Plan B -- Life Annuity with Twenty Years Certain; or

     4)   Plan D -- Joint and Last Survivor Life Annuity-No Refund; or

     5) Plan D -- Joint and Last Survivor Life Annuity with Twenty Years Certain; or

     6)   Plan E -- Twenty Years Certain.

Guaranteed Income Benefit Base

If the rider is effective on the contract date, the Guaranteed Income Benefit Base is the greater of the following:

1.   the contract value; or

2. the total purchase payments made to the contract minus Proportionate Adjustments for Partial Withdrawals; or

3.   the Variable Account 5% Floor.

Whenever Excluded Payments are not reflected in the calculation of the Guaranteed Income Benefit Base, we will calculate the Guaranteed Income Benefit Base as the greatest of:

(a)  contract value less the "Value Adjusted Excluded Payments"; or

(a) total purchase payments and purchase payment credits (if applicable), less Excluded Payments, less Proportionate Adjustments for Partial Withdrawals; or

(b)  the Variable Account 5% Floor, less "5% Adjusted Excluded Payments".

"Value Adjusted Excluded Payments" are calculated as the sum of each excluded purchase payment and purchase payment credit (if applicable), multiplied by the ratio of the current contract value over the estimated contract value on the anniversary prior to such payment or credit. The estimated contract value at such anniversary is calculated by assuming that payments, credits and partial withdrawals occurring in a contract year take place at the beginning of the year for that anniversary and every year after that to the current contract year.

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"5% Adjusted Excluded Payments" are calculated as the sum of each excluded payment or payment credit accumulated at 5% for the number of full contract years they have been in the contract.

If the rider is effective on a contract anniversary date, the Guaranteed Income Benefit Base is calculated using the contract value on that anniversary as the initial purchase payment. All purchase payments, purchase payment credits (if applicable), withdrawals and transfers made prior to that anniversary date are ignored.

The Variable Account 5% Floor

The Variable Account 5% Floor is equal to:

(a)  the value in Excluded Investment Options; plus

(b)  the Variable Account Floor.

The Variable Account Floor is zero prior to the first contract anniversary after the effective date of this rider.

On the first contract anniversary after the effective date of this rider, the Variable Account Floor is established as the total of your initial purchase payment and purchase payment credit (if applicable) allocated to the Protected Investment Options plus any purchase payment and purchase payment credits (if applicable) that you subsequently allocated to the Protected Investment Options less adjusted withdrawals and adjusted transfers (defined in this Variable Account 5% Floor provision) for any withdrawals or transfers you subsequently made from the Protected Investment Options plus an amount (known as the roll-up amount) equal to 5% of your initial purchase payment and purchase payment credits (if applicable) allocated to the Protected Investment Options.

On any subsequent day that you allocate additional purchase payment and purchase payment credits (if applicable) to or withdraw or transfer amounts from the Protected Investment Options, we adjust the floor by adding the additional purchase payment and purchase payment credits (if applicable) and subtracting adjusted withdrawals and adjusted transfers (defined in this Variable Account 5% Floor provision).

On each subsequent contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we increase the Variable Account Floor by adding an amount (known as the roll-up amount) equal to 5% of the prior contract anniversary's Variable Account Floor.

The amount of purchase payment and purchase payment credits (if applicable) withdrawn or transferred from the Excluded Investment Options or the Protected Investment Options is calculated as (a) times (b) where:

(a) is the amount of purchase payment and purchase payment credits (if applicable) in the Excluded Investment Options or the Protected Investment Options (whichever the transfer or withdrawal is coming from) on the date of but prior to the current withdrawal or transfer; and

(b) is the ratio of the amount of the transfer or withdrawal to the value in the Excluded Investment Options or the Protected Investment Options (whichever the transfer or withdrawal is coming from) on the date of (but prior to) the current withdrawal or transfer.

If a transfer is made from one group of investment options to another (Protected to Excluded for example), the amount of purchase payment and purchase payment credits (if applicable) transferred from one group is transferred into the other.

The cap on the Variable Account Floor is 200% of the sum of purchase payments and purchase payment credits (if applicable) allocated to the Protected Investment Options that have not subsequently been withdrawn or transferred out of the Protected Investment Options.

The roll-up amount prior to the first anniversary is zero. Also, the roll-up amount on every anniversary after the earlier of your or the annuitant's 81st birthday is zero.

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Adjusted withdrawals and adjusted transfers for the Variable Account Floor are equal to the amount of the withdrawal or transfer from the Protected Investment Options as long as the sum of the withdrawals and transfers from the Protected Investment Options in a contract year do not exceed the roll-up amount from the prior contract anniversary.

If the current withdrawal or transfer from the Protected Investment Options plus the sum of all prior withdrawals and transfers made from the Protected Investment Options in the current policy year exceeds the roll-up amount from the prior contract anniversary we will calculate the adjusted withdrawal or adjusted transfer for the Variable Account Floor as the result of (a) plus ((b) times (c)) where:

(a) is the roll-up amount from the prior contract anniversary less the sum of any withdrawals and transfers made from the Protected Investment Options in the current policy year but prior to the current withdrawal or transfer. However, (a) can not be less than zero; and

(b) is the Variable Account Floor on the date of (but prior to) the current withdrawal or transfer from the Protected Investment Options less the value from (a); and

(c) is the ratio of (the amount of the current withdrawal (including any withdrawal charges) or transfer from the Protected Investment Options less the value from (a)) to (the total in the Protected Investment Options on the date of (but prior to) the current withdrawal or transfer from the Protected Investment Options less the value from (a)).

Charges for the Rider

We deduct the fee for this rider once a year from your contract value on your contract anniversary. We pro-rate this fee among the subaccounts and the Fixed Account (if applicable) in the same proportion your interest in each account bears to your total contract value.

However, any amount deducted from the fixed account will be limited to: (1) the amount of interest credited in excess of the guaranteed minimum interest rate shown under Contract Data; plus (2) any amounts allocated or transferred to the fixed account in that year. The fee is calculated by multiplying the rider charge by the Guaranteed Income Benefit Base.

The rider charge associated with your initial asset allocation model selection is shown under Contract Data. This charge will never change unless you change your asset allocation model and the price for the new asset allocation model is higher. This rider charge is subject to the Maximum Rider charge shown under Contract Data.

If the contract is terminated for any reason or when annuity payments begin, we will deduct the fee from the proceeds at that time, adjusted for the number of calendar days coverage was in place during the contract year.

Terminating the Rider

Rider termination conditions are:

o You may terminate the rider within 30 days following the first anniversary, after the effective date of the rider.

o    You may  terminate  the rider any time after the  expiration of the Waiting
     Period.

o The rider will terminate on the date you make a full withdrawal from the contract, or annuitization begins, or on the date that a death benefit is payable.

o The rider will terminate on the contract anniversary after the annuitant's 86th birthday.

This rider is effective as of the contract date of this contract unless a different date is shown here.

American Centurion Life Assurance Company

/s/  Eric L. Marhoun

Secretary

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